Exhibit 99.1

DeFi Development Corp. Announces Second Quarter 2025 Earnings

BOCA RATON, FL — August 12, 2025 — DeFi Development Corp. (Nasdaq: DFDV) (the “Company” or “DeFi Dev Corp.”), the first US public company with a treasury strategy built to accumulate and compound Solana (“SOL”), today released its 2Q 2025 Shareholder Letter and Business Update.

To read the full update, please visit: https://defidevcorp.com/investor?tab=Overview

A video update featuring CEO Joseph Onorati, CFO John Han, COO & CIO Parker White, and Head of Investor Relations Dan Kang will be uploaded to youtube.com/@DeFiDevCorp tomorrow, August 13, 2025, at approximately 8:00 a.m. Eastern Time. Management will address strategic highlights and take questions submitted in advance by both retail investors and sell-side analysts.

For more information, visit defidevcorp.com. To stay up-to-date with the latest developments and insights, subscribe to our blog.

About DeFi Development Corp.

DeFi Development Corp. (Nasdaq: DFDV) has adopted a treasury policy under which the principal holding in its treasury reserve is allocated to SOL. Through this strategy, the Company provides investors with direct economic exposure to SOL, while also actively participating in the growth of the Solana ecosystem. In addition to holding and staking SOL, DeFi Development Corp. operates its own validator infrastructure, generating staking rewards and fees from delegated stake. The Company is also engaged across decentralized finance (DeFi) opportunities and continues to explore innovative ways to support and benefit from Solana’s expanding application layer.

The Company is an AI-powered online platform that connects the commercial real estate industry by providing data and software subscriptions, as well as value-add services, to multifamily and commercial property professionals, as the Company connects the increasingly complex ecosystem that stakeholders have to manage.

The Company currently serves more than one million web users annually, including multifamily and commercial property owners and developers applying for billions of dollars of debt financing per year, professional service providers, and thousands of multifamily and commercial property lenders, including more than 10% of the banks in America, credit unions, real estate investment trusts (“REITs”), debt funds, Fannie Mae® and Freddie Mac® multifamily lenders, FHA multifamily lenders, commercial mortgage-backed securities (“CMBS”) lenders, Small Business Administration (“SBA”) lenders, and more. The Company’s data and software offerings are generally offered on a subscription basis as software as a service (“SaaS”).

Investor Contact:

ir@defidevcorp.com

Media Contact:

Prosek Partners

pro-ddc@prosek.com

O2 2025 S » a ǐ e » olde ǐ L e ľ ľ e ǐ

Fellow shareholders, At DeFi Development Corp., our objective remains simple and unchanged: grow SOL Per Share (SPS) as fast as possible for our shareholders. That north star continues to guide every decision we make. We chose Solana for our treasury because we believe it is the most performant, developer - active, and economically dense Layer - 1 in the world. And at only 20% the market cap of Ethereum, with superior fundamentals, we think the market continues to severely underprice that reality. Today, our SPS is 0.0619, representing an increase of over 47% from our reported SPS at the end of June. In July alone, we executed one of the fastest periods of accretive growth in our history, raising $165 million in capital (net of fees) while increasing SPS 34% month - over - month. Our SPS performance reflects the strength of our capital structure, validator infrastructure, and real - time execution model. Since launching our strategy on April 7, 2025, we have seen a surge of new crypto treasury vehicles come to market, reaching an aggregate NAV of $96B. Many follow the playbook popularized by MSTR: raise capital at a premium, acquire crypto, and amplify exposure via the public markets. It’s a copy - paste version of the MSTR model, which, while successful, is becoming increasingly commoditized. We’re here to raise the bar. As the first non - BTC treasury strategy to launch in the U.S., we’ve always aimed to do more than just follow in MSTR’s footsteps. DeFi Dev Corp. is more than a vehicle to accumulate SOL - it’s becoming the connective tissue between DeFi and TradFi. We are the first public equity vehicle to integrate deeply with the onchain economy, compound validator yield, and bring institutional capital directly into Solana. While we’ve accomplished a great deal in a short time, we also know the job is far from being done. The MSTR model was a powerful and necessary starting point. But it is no longer sufficient. In contrast to the wave of “capital - at - NAV” vehicles chasing highly speculative assets, poorly structured leverage, and overly dilutive structures, our approach remains grounded in transparent shareholder alignment, disciplined capital deployment, and building with permanence. This letter provides an overview of our 2Q financials, a review of staking performance and validator economics, and a broader update on our year - to - date trajectory - including capital raising, progress toward our June 2026 SPS guidance of 0.165, and our longer - term focus of 1 SPS by the end of 2028. Thank you for your continued trust. In service of SPS Growth, Joseph Onorati Chief Executive Officer Q2 2025 2

Q2 2025

DFDV

Building the Onchain to TradFi Bridge

In Q2, we deepened our integrations across Solana DeFi, with partnerships that compound our SPS and unlock new capital flows.

A key pillar of this bridge is our adoption of dfdvSOL, a liquid staking token (LST) built by Sanctum. It's still early, but we're proud that dfdvSOL recently crossed $20M in market cap and is now integrated across multiple DeFi platforms, including Kamino, Drift, Orca, RateX, Exponent, and Fragmetric. These integrations increase the utility and capital efficiency of our validator infrastructure, while giving us multiple recurring engines of protocol-native yield, a differentiator that passive treasury vehicles cannot replicate.

We were also proud to become the first US-listed crypto treasury company to trade onchain. DFDVx, our tokenized equity, joined the inaugural cohort of tokenized stocks listed on Kraken as part of its initial rollout of tokenized equities, alongside global giants like Apple, Tesla, and Nvidia. Launched by Backed.fi, xStocks is a framework for bringing real-world equities onchain. This unlocked onchain access to DFDV's equity, enabling 24/7 trading and composability with DeFi infrastructure. With DFDVx live onchain, developers, institutions, and protocols are now able to build new products, integrate tokenized equity into composable financial primitives, and open new channels of participation in public equity markets.

As these integrations compound, we continue to move closer to our longer-term vision: a future where the world of TradFi can interact natively with DeFi rails, allowing traditional investors to access protocol-native yield, and where DeFi users can access institutional capital and liquidity - all through a single bridge.

Taking DFDV Global

In July, we launched our global franchising model, DFDV Treasury Accelerator (DTA). DTA is a structure designed to extend the DFDV strategy globally while also growing SPS.


CNBC

CRYPTO WORLD

Crypto accumulator DeFi Development to expand globally by franchising its Solana treasury model

PUBLISHED THU, JUL 17 2025•7:45 AM EDT | UPDATED THU, JUL 17 2025•7:52 AM EDT

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Q2 2025

Under this model, we intend to partner with regional operators to launch localized public vehicles that mirror DFDV's core strategy: acquire SOL, generate and compound native staking rewards and MEV, and accelerate SPS growth. DTA participants may carry the DFDV brand, receive technology and operational support, and benefit from the validator and DeFi infrastructure we've built.

We are currently in advanced diligence with several vehicles in five separate regions, with proposed transactions that would give DFDV a meaningful equity stake in each vehicle. Our capital commitment is expected to be minimal, and we will provide DFDV shareholders with updates as we progress through diligence.

Our goal is to replicate this model across strategic regions: building a global network of DFDV-branded treasury companies, each contributing to the broader growth of the Solana ecosystem while compounding long-term value back to shareholders.

Q2 2025 Financials*

Income Statement Highlights

(In Thousands, Except Per Share Data)	Q2 2025	Q2 2024	% Change
Total Revenue	$1,986	$441	3.5
Digital Asset Treasury Revenue	$1,206	$-	-
(Gain) Loss From Changes in Fair Value of Digital Assets	-$21,194	$-	-
Total Operating Expenses (excluding gain from changes in FV of Digital Assets)	$5,990	$1,293	3.63
Net Income (Loss)	$15,432	-$805	NM
Weighted Avg. Shares Outstanding (Diluted)	19,332	9,682	1
EPS (Diluted)	$0.84	-$0.08	NM
Total Shares Outstanding	17,402	9,909	0.76

*unaudited

Annualized Organic Yield: The Engine of Long-Term SPS Growth

Our validator infrastructure is a key pillar for consistent SPS growth. In Q2, we scaled our validator footprint, added third-party delegation, and increased our share of total rewards earned across the Solana network.

In our June Business Update, we introduced Annualized Validator Reward Rate (AVRR) as a new performance indicator. Today, we are renaming this metric to Annualized Organic Yield (AOY) to better reflect its broader scope and relevance: encompassing revenue generated from our own staked SOL treasury, third-party delegated stake, and onchain activities.

We estimate our AOY in 2Q was approximately 10%.[1] Based on our current SOL balance of 1.3 million

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Q2 2025

DFDV

SOL/USD of $176, this implies about $63,000 per day in SOL-denominated revenue. We expect AOY to remain around this level over the next 12 months, though actual results may fluctuate based on staking dynamics, validator competition, and onchain activity.

SPS, Balance Sheet, and DTF

As of August 12, 2025, our SPS stood at 0.0619, up 47% from June 30, 2025.[2] From August 4 to August 11, we purchased 4,523 SOL, bringing total SOL holdings to 1,301,653.

Our average weekly SPS growth in Q3 is currently 6%.

Date	Basic SPS	Fully Diluted SPS
June 30, 2025	0.0421	0.025
August 12, 2025	0.0619	0.0443
% change	47%	77%

mNAV

As of August 11, 2025, our mNAV was 1.4x* on a fully diluted basis as described below:

Net Asset Value per Share	Adjusted NAV	Adjusted Shares	Adj. NAV/Share	NAV multiple
(0) Equity-to-SOL	$229.60	21	$10.91	1.4x
(1) Debt-is-Debt	$82.90	21	$3.94	3.8x
(2) If-Converted ITM Convertibles	$223.50	24.6	$9.08	1.7x
(3) If-Converted All Convertibles, All Warrants Exercised	$307.40	29.4	$10.45	1.4x

*Assumes SOL/USD of $176.40 and closing share price of $15.08 as of 08/11/25

Days to Flip mNAV

In our June letter, we also introduced Days to Flip mNAV ("DTF"), which measures how many days it would take to "close the gap" on our current premium to NAV based on our current SPS growth rate.[3] It's defined as:

$$\log(\text{mNAV}) / \log(1+ \text{daily SPS growth rate})$$

As of 08/12/25, Our DTF as of 08/12/25 was 37.

Marketing & Transparency Strategy

Marketing and storytelling aren't afterthoughts - they are core pillars of our strategy. Shareholder alignment should begin with transparency and end with consistent, high-quality communication. From day one, we've committed to giving our investors not just access to SOL, but a view into how value is created.

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6 In July, our team was featured across a range of institutional and crypto - native platforms, including: • CNBC • Nasdaq TradeTalks • Switchboard Livestream • Grailed and Kyzzen X Spaces • CoinDesk, Cointelegraph, Coindesk, The Block, and more. We also rolled out new tools and data visualizations to make it easier for shareholders to track our progress: 1. mNAV Over Time: A historical chart of our multiple to Net Asset Value, defined as Enterprise Value / Solana Net Asset Value. This is the same methodology used to track MicroStrategy’s mNAV, offering investors a familiar, apples - to - apples benchmark. 2. SPS Over Time: A running history of our Solana Per Share (SPS) metric, updated weekly and accompanied by historical growth rates. 3. SPS Calculator: A self - service tool that allows shareholders to plug in assumptions for capital issuance, SOL pricing, staking yield, and organic growth - and see real - time projections for SPS under different scenarios. Together, these tools serve a single goal: to empower shareholders with the data and clarity they need to evaluate our performance, and to make DFDV the most shareholder - friendly crypto treasury vehicle in the public markets. Capi ľ al Raises Convertible Debt with Cantor Fitzgerald: In July, we closed a $122.5 million convertible debt raise led by Cantor Fitzgerald. The initial conversion price of the notes was approximately $23.11 per share of common stock, the highest mNAV strike price achieved by a crypto treasury vehicle to date. We believe this deal marked a significant endorsement of our strategy and pricing discipline, securing a significant amount of capital with minimal future shareholder dilution. ELOC Usage: To date, we’ve raised approximately $48 million in net proceeds through our Equity Line of Credit (“ELOC”), issuing approximately 2.2M shares of common stock. Roughly $10 million of that capital remains available for future SOL purchases. We’ve drawn just 1.0% of the total $5 billion facility, leaving approximately $4.95 billion in remaining capacity. Q2 2025

Q2 2025

SPS over Time (Fully Diluted & Ordinary)
The chart below shows our Solana-per-Share (SPS) progression since the launch of our treasury strategy, across both ordinary shares outstanding and a fully diluted basis. We consider SPS the most honest measure of shareholder value creation and remain focused on growing it over the long-term.


DeFi Dev Corp. SOL Per Share (SPS)
DeFi Development Corp.
0.15 SOL
0.1 SOL
0.05 SOL
0 SOL
05/25
06/25
07/25
08/25
09/25
10/25
11/25
12/25
SPS (0.0619 SOL)
Note: SPS is calculated by taking total SOL & SOL equivalent treasury holdings divided by DFDV shares outstanding.

SPS Guidance and Leverage

We are maintaining our guidance of 0.165 SPS by June 2026 and 1.000 by December 2028. Based on our current SPS of 0.0619, our June 2026 guidance represents 167% growth. The June 2026 target continues to assume average monthly capital raises of $50M and excludes upside from the franchising model.

Leverage
The table below shows our leverage as measured by Debt/Equity, Debt/NAV, and Debt/Assets:

Debt/Equity	48%
Debt/Assets	61%
Debt/SOL	61%

The Road Ahead: Aggressively Stack SOL in H2'25

In the second half of 2025, our focus is simple: aggressively drive SPS as well as the absolute magnitude of SOL on the balance sheet. We also remain focused on building our recurring SPS growth engines by growing our staking and validator revenue, and deepening our Solana ecosystem participation.

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We’re not just building for the next quarter. We’re building for the next financial system, where public equity can natively earn protocol yield, where retail and institutions meet onchain, and where value creation is visible, verifiable, and aligned. And we’re doing it out in the open for our shareholders. We thank you for your continued trust and for joining us on the journey. In Service of SPS growth, The DFDV Team August 13, 2025 Business Update Interview, 8:00 AM ET Our video interview will be on youtube.com/@defidevcorp at 8:00am ET tomorrow, August 13, 2025. CEO Joseph Onorati, CFO John Han, COO & CIO Parker White, and Head of IR Dan Kang will all be on the video to answer questions submitted by sellside analysts and retail investors. Q2 2025 8

1. Our Q2 AOY figure is an internal estimate. It is unaudited and subject to change upon finalization of our quarterly financial statements. 2. Total shares outstanding were 21,045,049 as of August 11, 2025. 3. Daily SPS growth rate is calculated as the average daily growth rate over the trailing 90 days. No ľ es & Sou ǐ ces Q2 2025 9

Appe ⭲ dix Annualized Organic Yield is a key performance indicator (“KPI”) used by management to evaluate staking performance across our treasury assets. It is calculated as: (Digital Asset Treasury Revenue / Average Stake) î 4 This metric reflects annualized returns based on quarterly staking activity. “Digital Asset Treasury Revenue” represents total revenue earned by our Digital Asset Treasury segment from delegated stake across validators we operate or partner with. “Average Stake” is the average daily staked SOL balance for the quarter, as described below. This KPI is unaudited and presented solely for transparency into how management monitors and optimizes protocol - level yield. Staking yield may vary month to month based on protocol economics, validator performance, and market conditions. Past performance is not indicative of future results. This KPI was previously named “Annualized Validator Reward Rate”. Average Stake is a KPI calculated as the arithmetic average of daily SOL staked to validators operated by, or in partnership with, DeFi Development Corp. during the given reporting period. This operating metric is used internally to track validator scale and inform capital deployment decisions. It is not a financial measure and has not been audited. While Average Stake is one input to our Annualized Organic Yield KPI, it is presented as a standalone operational indicator to provide clarity on the scope and consistency of staking activity during the period. This metric should not be viewed as predictive of future staking behavior or results. mNAV is a KPI that measures our market capitalization as a multiple of our underlying Net Asset Value. It is calculated as: Market Capitalization / Net Asset Value We present mNAV across four views: 1. Market Capitalization / SOL: Basic measure. Market cap divided by the market value of SOL holdings. 2. Equity / (SOL – Debt): Adjusts NAV by subtracting outstanding debt. 3. Equity / (SOL – Debt): Pro Forma for Convertible Debt Conversion. Assumes all convertible debt converts to equity, removing the debt from NAV and incorporating the associated share dilution. 4. Fully Diluted mNAV: Assumes all convertible debt and in - the - money warrants convert to equity, removing the debt from NAV and incorporating full dilution from both instruments. Market Capitalization = shares outstanding ƒ current share price (adjusted for dilution where applicable). NAV = total value of SOL holdings (and other liquid assets) minus liabilities, marked to market. Q2 2025 10

This release contains “forward - looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward - looking statements in this release include statements regarding business strategies and prospects, capital deployment plans, and expectations regarding future financial and operating metric reporting and can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward - looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward - looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. The Company’s actual results and financial condition may differ materially from those indicated in the forward - looking statements. Therefore, you should not rely on any of these forward - looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward - looking statements include, among others, the following: (i) fluctuations in the market price of SOL and any associated losses that the Company may incur as a result of a decrease in the market price of SOL; (ii) volatility in our stock price, including due to future issuances of common stock and securities convertible into common stock; (iii) the effect of and uncertainties related the ongoing volatility in interest rates; (iv) our ability to achieve and maintain profitability in the future; (v) the impact on our business of the regulatory environment and complexities with compliance related to such environment including changes in securities laws or other laws or regulations; (vi) changes in the accounting treatment relating to the Company’s SOL holdings; (vii) our ability to respond to general economic conditions; (vii) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (ix) our ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth and (x) other risks and uncertainties more fully in the section captioned “Risk Factors” in the Company’s most recent Annual Report on Form 10 - K and other reports we file with the Securities and Exchange Commission. As a result of these matters, changes in facts, assumptions not being realized, or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward - looking statements contained in this press release. Forward - looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law. Fo ǐ wa ǐ d - Looki ⭲σ S ľ a ľ eme ⭲ ľ s Q2 2025 11